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                                                                     EXHIBIT 5.1

                                HALE AND DORR LLP
                               Counsellors At Law
                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 * FAX 617-526-5000


                                                              February 11, 2000


PerkinElmer, Inc.
45 William Street
Wellesley, Massachusetts 02481

         Re:      Vivid Technologies, Inc. Equity Incentive Plans

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 220,412 shares of Common Stock, $1.00 par value per share (the "Shares"), of PerkinElmer, Inc., a Massachusetts corporation (the "Company"), issuable under the following plans (the "Plans"):

     (1) Vivid Technologies, Inc. 1989 Combination Stock Option Plan,
     (2) Vivid Technologies, Inc. 1996 Equity Incentive Plan,
     (3) Vivid Technologies, Inc. 1996 Nonemployee Director Stock Option Plan, and
     (4) Vivid Technologies, Inc. 1999 Equity Incentive Plan,

         We have examined the Restated Articles of Organization of the Company, as amended to date, and the Bylaws of the Company, as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the completeness and accuracy of all corporate records provided to us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the
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PerkinElmer, Inc.
February 11, 2000
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authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts and the federal laws of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

         It is understood that this opinion is to be used only by the Company in connection with the offer and sale of the Shares under the Securities Act while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                          Very truly yours,

                                          /s/ HALE AND DORR LLP
                                          --------------------------------------

                                          HALE AND DORR LLP